Exhibit 99.2

INDEX TO COMBINED FINANCIAL STATEMENTS OF THE FOOD SAFETY BUSINESS

Beginning Page
Combined Statement of Income	F-2
Combined Statement of Comprehensive Income	F-3
Combined Balance Sheet	F-4
Combined Statement of Cash Flows	F-5
Combined Statement of Changes in Equity	F-6
Notes to Combined Financial Statements	F-8
Note 1 – Significant Accounting Policies	F-8
Note 2 – New Accounting Pronouncements	F-8
Note 3 – Revenues	F-9
Note 4 – Property, Plant, and Equipment, Net	F-10
Note 5 – Goodwill and Intangible Assets	F-10
Note 6 – Related Party Transactions, Corporate Allocations, and Net 3M Investment	F-11
Note 7 – Commitments and Contingencies	F-12
Note 8 – Subsequent Events	F-12

Food Safety Business of 3M Company
Combined Statement of Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In thousands of U.S. dollars)	2022	2021	2022	2021
Net sales	$89,352	$93,441	$180,973	$178,958
Operating expenses
Cost of sales	38,478	34,267	74,707	66,382
Selling, general and administrative expenses	20,736	20,380	42,846	40,345
Research, development and related expenses	6,037	6,197	12,372	12,233
Total operating expenses	65,251	60,844	129,925	118,960
Income before income taxes	24,101	32,597	51,048	59,998
Provision for income taxes	4,797	6,950	10,447	12,508
Net income	$19,304	$25,647	$40,601	$47,490

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Comprehensive Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In thousands of U.S. dollars)	2022	2021	2022	2021
Net income	$19,304	$25,647	$40,601	$47,490
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	(4,760)	1,369	(4,494)	(1,298)
Total other comprehensive income (loss), net of tax	(4,760)	1,369	(4,494)	(1,298)
Comprehensive income (loss)	$14,544	$27,016	$36,107	$46,192

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Balance Sheet
(Unaudited)

(In thousands of U.S. dollars)	June 30, 2022	December 31, 2021
Assets
Current assets
Cash	$—	$—
Accounts receivable — net of allowances of $921 and $882	51,686	47,781
Inventories
Finished goods	21,508	21,632
Work in process	7,454	5,614
Raw materials and supplies	8,741	7,876
Total inventories	37,703	35,122
Other current assets	5,206	5,227
Total current assets	94,595	88,130
Property, plant and equipment	53,060	54,594
Less: Accumulated depreciation	(31,299)	(31,032)
Property, plant and equipment — net	21,761	23,562
Operating lease right of use assets	1,012	1,403
Goodwill	79,983	81,046
Intangible assets — net	2,934	3,250
Deferred tax assets — non-current	6,645	3,836
Other assets	1,281	1,289
Total assets	$208,211	$202,516
Liabilities
Current liabilities
Accounts payable	$12,083	$8,497
Accrued payroll	1,609	3,641
Operating lease liabilities — current	287	357
Other current liabilities	3,930	3,979
Total current liabilities	17,909	16,474
Operating lease liabilities — non-current	708	1,017
Deferred income taxes — non-current	8	8
Total liabilities	$18,625	$17,499
Commitments and contingencies (Note 7)
Equity
3M net investment	$237,984	$228,921
Accumulated other comprehensive income (loss)	(48,398)	(43,904)
Total equity	$189,586	$185,017
Total liabilities and equity	$208,211	$202,516

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Cash Flows
(Unaudited)

	Six months ended June 30,
(In thousands of U.S. dollars)	2022	2021
Cash Flows from Operating Activities
Net income	$40,601	$47,490
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,190	2,858
Stock-based compensation expense	1,034	810
Deferred income taxes	(2,808)	-
Changes in operating assets and liabilities
Accounts receivable	(5,653)	(2,677)
Inventories	(3,588)	(10,784)
Accounts payable	4,290	3,315
Accrued payroll	(1,972)	(88)
Other — net	(814)	(259)
Net cash provided by (used in) operating activities	$34,280	$40,665

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(1,918)	(2,963)
Net cash provided by (used in) investing activities	$(1,918)	$(2,963)

Cash Flows from Financing Activities
Net transfers to 3M	(32,572)	(37,483)
Other — net	210	(219)
Net cash provided by (used in) financing activities	$(32,362)	$(37,702)

Net increase (decrease) in cash and cash equivalents	—	—

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Changes in Equity
Three months ended June 30,
(Unaudited)

(In thousands of U.S. dollars)	3M Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at March 31, 2021	$222,875	$(41,539)	$181,336
Net income	25,647	—	25,647
Other comprehensive income (loss), net of tax	—	1,369	1,369
Stock-based compensation	187	—	187
Net transfers to 3M	(19,008)	—	(19,008)
Balance at June 30, 2021	$229,701	$(40,170)	$189,531

Balance at March 31, 2022	$233,561	$(43,638)	$189,923
Net income	19,304	—	19,304
Other comprehensive income (loss), net of tax	—	(4,760)	(4,760)
Stock-based compensation	271	—	271
Net transfers to 3M	(15,152)	—	(15,152)
Balance at June 30, 2022	$237,984	$(48,398)	$189,586

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Combined Statement of Changes in Equity
Six months ended June 30,
(Unaudited)

(In thousands of U.S. dollars)	3M Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at December 31, 2020	$218,884	$(38,872)	$180,012
Net income	47,490	—	47,490
Other comprehensive income (loss), net of tax	—	(1,298)	(1,298)
Stock-based compensation	810	—	810
Net transfers to 3M	(37,483)	—	(37,483)
Balance at June 30, 2021	$229,701	$(40,170)	$189,531

Balance at December 31, 2021	$228,921	$(43,904)	$185,017
Net income	40,601	—	40,601
Other comprehensive income (loss), net of tax	—	(4,494)	(4,494)
Stock-based compensation	1,034	—	1,034
Net transfers to 3M	(32,572)	—	(32,572)
Balance at June 30, 2022	$237,984	$(48,398)	$189,586

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

Food Safety Business of 3M Company
Notes to Combined Financial Statements
(Unaudited)

Note 1 –Significant Accounting Policies

Basis of Presentation

The interim Combined Financial Statements have been derived from 3M Company (“3M”)’s accounting records as if the operations of the food safety department of 3M and its subsidiaries (the “Food Safety Business”) had been conducted independently from those of 3M and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim reporting and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission for interim reporting. For all periods presented, the Food Safety Business existed as part of several legal entities of 3M with no separate legal status. Garden SpinCo Corporation (“Garden SpinCo”), has not been included within these Combined Financial Statements as it was a separate legal entity that was recently created solely for the purpose of effecting the transactions contemplated by the Agreement and Plan of Merger, dated as of December 13, 2021, by and among 3M, Neogen Corporation (“Neogen”), Garden SpinCo and Nova RMT Sub, Inc. (as it may be amended from time to time),  the Separation and Distribution Agreement, dated as of December 13, 2021, by and among 3M, Garden SpinCo and Neogen (as it may be amended from time to time), and the Asset Purchase Agreement, dated as of December 13, 2021, by and between 3M and Neogen, and has no relation to the historical operations of the Food Safety Business. The Combined Financial Statements may not be indicative of Food Safety's future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.

These Combined Financial Statements include general corporate expenses and shared expenses of 3M that were historically incurred by or charged to the Food Safety Business for certain support functions that are provided on a centralized basis, such as expenses related to information technology, finance and controlling, human resources, sales and marketing, and use of shared assets. Additional information is included in Note 6. These expenses have been allocated to the Food Safety Business on the basis of revenue, headcount or other relevant measures. Management of the Food Safety Business considers these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, the Food Safety Business, in the aggregate. The allocations may not, however, reflect the expenses the Food Safety Business would have incurred as a standalone company for the periods presented. All intercompany transactions and balances within the Food Safety Business have been eliminated and there are not material transactions between the Food Safety Business and other divisions of 3M.

The Food Safety Combined Balance Sheet includes 3M assets and liabilities that are specifically identifiable or otherwise attributable to the Food Safety Business. 3M manages cash and other treasury operations at a centralized level. Cash transfers to and from the cash management accounts of 3M are reflected in the Combined Statement of Cash Flows as “Net transfers to 3M.” External debt, including any interest expense, associated with the debt of 3M which is not directly attributable to the Food Safety Business has been excluded from the Combined Financial Statements.

The Food Safety Business’s operations are included in the consolidated U.S. federal and certain state, local and foreign income tax returns filed by 3M. Income tax expense and other income tax-related information contained in these Combined Financial Statements are presented following the separate return methodology as if the Food Safety Business filed its own income tax returns. The Food Safety Business’s income tax results as presented in the Combined Financial Statements may not be reflective of the results that the Food Safety Business would generate in the future. In jurisdictions where the Food Safety Business has been included in income tax returns filed by 3M, any income taxes payable resulting from the related income tax provision have been reflected within “3M net investment” on the Combined Balance Sheet.

The combined balance sheet as of December 31, 2021, included herein, was derived from the audited combined financial statements as of that date and these unaudited interim combined financial statements should be read in conjunction with the Food Safety Business's audited combined financial statements and notes included in the in the registration statement on Form S-4 and Form S-1 (Registration No. 333-263669) of Garden SpinCo.

In the opinion of management, the accompanying unaudited interim combined financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Food Safety Business’s financial position as of June 30, 2022, and its results of operations for the three and six month periods ended June 30, 2022 and 2021, and cash flows for the six months ended June 30, 2022. The results of operations and cash flows are not necessarily indicative of the results to be expected for any subsequent quarter, the fiscal year ending December 31, 2022, or any other period.

Note 2 – New Accounting Pronouncements

There are no new accounting standards material to the financial statements not yet adopted.

Note 3 – Revenues

Disaggregated revenue information:

The Food Safety Business is organized, managed, and internally grouped as a single segment. The Food Safety Business’s revenue primarily consists of sales of consumable products. The Food Safety Business views the following disaggregated disclosures as useful to understanding the composition of revenue recognized during the respective reporting periods.

	Three months ended June 30,		Six months ended June 30,
Net sales (In thousands of U.S. dollars)	2022	2021	2022	2021
Indicator Testing	$48,080	$50,795	$97,100	$96,919
Hygiene Monitoring	14,354	16,174	28,768	30,575
Sample Handling	13,859	14,309	28,137	28,091
Pathogen Detection	11,279	10,410	23,448	19,791
Allergen Testing	1,780	1,753	3,520	3,582
Total Food Safety	$89,352	$93,441	$180,973	$178,958

On a geographic basis, sales are generally reported within the geographic area where the final sales to customers of the Food Safety Business are made.

	Three months ended June 30,		Six months ended June 30,
Net sales (In thousands of U.S. dollars)	2022	2021	2022	2021
Americas	$52,475	$51,437	$104,008	$99,677
Asia Pacific	25,550	28,607	53,565	53,495
Europe, Middle East, and Africa	11,327	13,397	23,400	25,786
Total Food Safety	$89,352	$93,441	$180,973	$178,958

Americas included net sales to customers recognized in the United States of $31,075 thousand and $30,775 thousand for the three months ended June 30, 2022 and 2021, respectively, and $60,688 thousand and $59,624 thousand for the six months ended June 30, 2022 and 2021, respectively.

Note 4 – Property, Plant, and Equipment, Net

Property, plant and equipment, net consisted of the following as of the periods presented:

(In thousands of U.S. dollars)	June 30, 2022	December 31, 2021
Property, plant and equipment - at cost
Buildings and leasehold improvements	$4,790	$5,108
Machinery and equipment	42,282	42,572
Construction in progress	2,966	3,515
Other fixed assets	3,022	3,399
Gross property, plant and equipment	53,060	54,594
Accumulated depreciation	(31,299)	(31,032)
Property, plant and equipment – net	$21,761	$23,562

Note 5 – Goodwill and Intangible Assets

Goodwill

There was no goodwill recorded from acquisitions during the first six months of 2022. The amounts in the “Translation impact” row in the following table relates to changes in foreign currency exchange rates.

(In thousands of U.S. dollars)
Balance at December 31, 2021	$81,046
Translation impact	(1,063)
Balance at June 30, 2022	$79,983

Acquired Intangible Assets

The carrying amount and accumulated amortization of acquired intangible assets as of the dates below, follow:

(In thousands of U.S. dollars)	June 30, 2022	December 31, 2021
Customer related intangible assets	$3,070	$3,070
Other technology-based intangible assets	2,373	2,373
Other amortizable intangible assets	538	538
Total gross carrying amount	$5,981	$5,981

Accumulated amortization — customer related	$(1,484)	$(1,330)
Accumulated amortization — other technology-based	(1,043)	(935)
Accumulated amortization — other	(520)	(466)
Total accumulated amortization	(3,047)	$(2,731)
Total intangible assets — net	$2,934	$3,250

Amortization expense for the three and six months ended June 30, 2022 and 2021 follows:

	Three months ended June 30,		Six months ended June 30,
(In thousands of U.S. dollars)	2022	2021	2022	2021
Amortization expense	$158	$158	$315	$315

Expected amortization expense for acquired amortizable intangible assets recorded as of June 30, 2022 follows:

(In thousands of U.S. dollars)	Remainder of 2022	2023	2024	2025	2026	After 2026
Amortization expense	$279	$523	$523	$523	$523	$563

The preceding expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets and other events.

Note 6 – Related Party Transactions and Corporate Allocations

Related party transactions

The Food Safety Business has not entered into any related party transactions apart from those described below related to 3M. The Food Safety Business has not historically entered into material arrangements with other divisions of 3M.

Corporate allocations

The Combined Statement of Income includes general corporate expenses of 3M for services provided by 3M for certain corporate and shared service functions that are provided on a centralized basis, including the use of shared assets. As stated in the Basis of Presentation section of Note 1, these expenses have been allocated to the Food Safety Business on the basis of revenue, headcount or other relevant measures.

3M expense allocations were recorded in the Combined Statement of Income within the following captions:

	Three months ended June 30,		Six months ended June 30,
(In thousands of U.S. dollars)	2022	2021	2022	2021
Cost of sales	$224	$243	$453	$585
Selling, general and administrative expenses	8,599	9,510	18,445	19,193
Research, development and related expenses	1,834	1,863	3,800	3,848
Total	$10,657	$11,616	$22,698	$23,626

Note 7 – Commitments and Contingencies

Legal Proceedings: The Food Safety Business is involved in certain claims and lawsuits including but not limited to product liability (involving products that the Food Safety Business now or formerly manufactured and sold), intellectual property, and environmental laws in the United States and other jurisdictions. From time to time, the Food Safety Business also receives subpoenas, investigative demands, or requests for information from various government agencies. Such requests can also lead to the assertion of claims or the commencement of administrative, civil or criminal legal proceedings against the Food Safety Business and others, as well as to settlements. The outcomes of legal proceedings and regulatory matters are often difficult to predict. Any determination that the Food Safety Business’s operations or activities are not, or were not, in compliance with applicable laws or regulations could result in the imposition of fines, civil or criminal penalties, and equitable remedies, including disgorgement, suspension or debarment or injunctive relief. While uncertainty does exist, management and its counsel do not believe there are any significant matters as of June 30, 2022 that are probable or estimable, for which the outcome could have a material adverse impact on the Food Safety Business’s combined results of operations and financial condition.

Note 8 – Subsequent Events

These Combined Financial Statements are derived from the Consolidated Financial Statements of 3M Company, which issued its interim financial statements for the fiscal quarter ended June 30, 2022 on July 27, 2022. Accordingly, the Food Safety Business has evaluated recognizable subsequent events through the date of July 27, 2022 and non-recognizable subsequent events through August 12, 2022, the date these financial statements were available for issuance. There were no material subsequent events other than described above.